UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 27, 2014

Hibbett Sports, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware	000-20969	20-8159608
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

451 Industrial Lane
Birmingham, Alabama  35211
(Address of principal executive offices)

(205) 942-4292
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on the Current Report on Form 8-K, dated October 17, 2013, the Board of Directors (the Board) of Hibbett Sports, Inc. (the Company) previously accepted a transition plan from Michael J. Newsome, Executive Chairman of the Board, to the position as non-executive Chairman of the Board as of February 2, 2014.

Pursuant to the plan, Mr. Newsome will resign as an executive and employee on February 2, 2014.  He will remain the Chairman of the Board.

In connection with his retirement, Mr. Newsome and the Company have executed an Executive Transition Agreement and General Release (the “Agreement”).  The Agreement is effective as of February 1, 2014, subject to certain statutory revocation rights.

Under the Agreement, Mr. Newsome has given the Company a general release and has agreed to terminate certain prior understandings and arrangements with the Company, including (i) a Retention Agreement between Mr. Newsome and the Company, dated March 9, 2005, providing for three years of part-time advisory services following his eventual retirement from executive management and (ii) a March 8, 2006 resolution of the Company’s Compensation Committee under which the Company would provide Mr. Newsome and his wife with post-retirement health benefits during their lifetimes.  The Company and Mr. Newsome agreed that a one-time payment of $500,000 would be made in lieu of such arrangements and as consideration for applicable releases and terminations. Payment will be made following expiration of revocation rights noted above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIBBETT SPORTS, INC.

By:	/s/ Scott J. Bowman
Scott J. Bowman
Senior Vice President and Chief Financial Officer

January 31, 2014